Exhibit 12

      STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          EXCLUDING CUMULATIVE EFFECTS OF ACCOUNTING CHANGES
                       (Dollars in millions)

                            Nine Months
                              Ended
                          September 30,         YEAR ENDED DECEMBER 31,
                           -----------   --------------------------------
                           1997   1996   1996   1995   1994  1993    1992
                           ----   ----   ----   ----   ----  ----    ----
Determination
 of Earnings:

 Income from continuing
  operations..............$937    $784  $1,072   $963  $817  $712   $595
 Income taxes............. 442     425     559    411   375   276    183
 Fixed charges............ 170     182     237    229   208   220    283
 Less: Equity income -
  net of distributions.... (40)    (22)    (33)   (59)  (10)  (34)  (47)
                          -----   -----  -----  -----  -----  ----  ----
   Total earnings,
      as defined........$1,509  $1,369  $1,835 $1,544 $1,390 $1,174 $1,014
                          =====   =====  =====  =====  =====  ===== ======
Fixed Charges:

 Rents(a).................$31     $30      $41    $51    $57   $54   $55
 Interest and other
  financial charges.......139     152      196    178    151   166   228
                          -----   -----   -----  -----  ----- ----- -----
 Fixed charges............170     182      237    229    208   220   283
 Capitalized interest..... 16      17       23     21     23    29    27
                          -----   -----   -----  -----  ----- ----- -----
   Total fixed charges...$186    $199     $260   $250   $231  $249  $310
                          =====   =====   =====  =====  ===== ===== =====
Ratio of Earnings to
  Fixed Charges:..........8.11     6.88   7.06   6.18   6.02  4.71  3.27
                          =====   =====   =====  =====  ===== ==== =====




(a) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor (one-third) on all rentals other than for capitalized leases.